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                THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE
              SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES
      LAWS AND MAY NOT BE SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION
                  STATEMENT, OR AN EXEMPTION FROM REGISTRATION,
                                 UNDER SAID ACT.


                           DIGITALCONVERGENCE.COM INC.
                                 8.0% DEBENTURE
                                  SERIES 1999A

$500,000                                                         Dallas, Texas
                                                                January 28, 1999

         DIGITALCONVERGENCE.COM INC., a Delaware corporation (the "Company"), the principal office of which is located at 4264 Kellway Circle, Addison, Texas 75244, for value received hereby promises to pay to B&G PARTNERSHIP, LTD., or its registered assigns, the sum of Five Hundred Thousand and 00/100ths Dollars ($500,000), or such lesser amount as shall then equal the outstanding principal amount hereof and any unpaid accrued interest thereon, as set forth below, on January 27, 2004. Payment of all amounts due hereunder shall be made by registered or certified mail to the registered address of the Holder, or at such other address as Holder may, from time to time, designate in writing to the Company.

         This Debenture is issued in connection with the transactions described in Section 1.1 of that certain Common Stock and Debenture Purchase Agreement of even date herewith by and among the Company and the Purchasers described therein, as the same may from time to time be amended, modified or supplemented (the "Purchase Agreement"). The Holder of this Debenture is subject to certain restrictions set forth in the Purchase Agreement and shall be entitled to certain rights and privileges set forth in the Purchase Agreement. This Debenture is one of the Debentures referred to as the "Debentures" in the Purchase Agreement.

         The following is a statement of the rights of the Holder of this Debenture and the conditions to which this Debenture is subject, and to which the Holder hereof, by the acceptance of this Debenture, agrees:

         1. DEFINITIONS. As used in this Debenture, the following terms, unless the context otherwise requires, have the following meanings:

                  (a) "Anniversary Year" shall mean that period of time commencing on January 28th of each year and terminating on January 27 of the following year.

                  (b) "Company" includes any corporation which shall succeed to or assume the obligations of the Company under this Debenture.

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                  (c) "Holder," when the context refers to a holder of this
Debenture, shall mean any person who shall at the time be the registered holder of this Debenture.

                  (d) "First Level Qualified Public Offering" shall mean the closing of an initial public offering of the common stock of the Company pursuant to which the Company shall raise at least Twenty Million Dollars ($20,000,000) after commissions and underwriting discounts.

                  (e) "Second Level Qualified Public Offering" shall mean the closing of an initial public offering of the common stock of the Company pursuant to which the Company shall raise at least Thirty Million Dollars ($30,000,000) after commissions and underwriting discounts.

                  (f) "Sale of Assets" shall mean the sale of all or substantially all of the assets of the Company.

         2. INTEREST.

                  (a) INTEREST RATE. The unpaid principal balance of this Debenture shall bear interest at a rate equal to 8.0% per annum from the date hereof until paid in full.

                  (b) PAYMENT OF PRINCIPAL AND INTEREST. Accrued interest shall not be payable during the first two Anniversary Years hereof unless otherwise determined by the Board of Directors of the Company. At the end of the second Anniversary Year the accrued amount of interest not paid shall be added to the principal amount of this Debenture (collectively, the "Revised Principal Amount") and interest thereafter should be calculated on the Revised Principal Amount or so much of the unpaid principal balance of this Debenture then outstanding. During the third Anniversary Year hereof the Company shall pay interest only on a quarterly basis such amounts to be due and payable on March 31, 2001, June 30, 2001, September 30, 2001, and December 31, 2001, respectively. During the fourth and fifth Anniversary Years quarterly payments of principal and interest shall be due and payable. The amount of the principal payment due for each such quarterly payment, unless earlier paid, shall be 12.5% of the principal amount of this Debenture outstanding as of the end of the second Anniversary Year, or if higher, the Revised Principal Amount.

         3. VOLUNTARY PAYMENT. Upon five (5) days' prior written notice to the Holder, the Company may prepay the principal sum of this Debenture, at any time, in whole or in part, plus unpaid accrued interest to the date of payment.

         4. MANDATORY PAYMENTS.

                  (a) UPON LIQUIDATION OF THE COMPANY. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or a Sale of Assets, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of capital stock of the Company by reason of their ownership thereof, all outstanding

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principal and unpaid accrued interest on this Debenture shall be immediately due and payable. If the assets and funds of the Company are insufficient to permit payment in full of all of the then outstanding Debentures issued pursuant to the Purchase Agreement, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of such Debentures in proportion to the principal amounts thereof outstanding at the time of payment.

                  (b) UPON EVENT OF DEFAULT. Within 30 days of the Holder obtaining actual knowledge of the occurrence of an Event of Default (as hereinafter defined), the Holder may demand the prepayment of all or any portion of this Debenture by submission of written notice of prepayment to the Company. Following the receipt of such notice, the Company shall prepay the portion of this Debenture requested to be prepaid as soon as reasonably practicable, but in any event within 30 days of date of such notice. An Event of Default for purposes of this Section 4(b) shall mean: (i) the failure to pay interest or principal on any scheduled payment date; (ii) the occurrence of any material breach of any representation, warranty or covenant by the Company under the Purchase Agreement, if such breach is not cured within 30 days of the receipt by the Company of written notice thereof; or (iii) the filing of any petition, whether voluntary or involuntary, seeking the reorganization or liquidation of the Company under any provision of the Federal Bankruptcy Code or any other federal or state reorganization, insolvency or debtor relief law; or (iv) the appointment of any receiver, liquidator or trustee for the Company or any of its properties by a court order and which appointment is not vacated within 30 days; or (v) the Company is adjudicated insolvent or the Company shall make an assignment for the benefit of any of its creditors, admit in writing an inability to pay debts when they become due in the ordinary course of its business, or consent to the appointment of a receiver, trustee or liquidator for the Company or all or any part of the property of the Company.

                  (c) UPON QUALIFIED PUBLIC OFFERING. If, at any time, the Company proposes to make a First Level Qualified Public Offering, then at the closing of the First Level Qualified Public Offering, fifty percent (50%) of the principal amount of this Debenture, plus the unpaid accured interest thereon, shall be prepaid. If, at any time, the Company proposes to make a Second Level Qualified Public Offering, then at the closing of the Second Level Qualified Public Offering, all of the principal amount of this Debenture, plus the unpaid accrued interest thereon, shall be prepaid.

                  (d) LIMITATION. If, the Company lacks sufficient funds to pay lawfully all of the Debentures which the Company is, at any such time, obligated to pay in accordance with this Section 4, then holders of all the then outstanding Debentures issued pursuant to the Purchase Agreement shall share ratably in any funds legally available for payment of such Debentures according to the respective amounts which would be payable with respect to the face amount of the Debentures owned by them if all such Debentures were paid in full.

         5. ASSIGNMENT. Subject to the restrictions on transfer described in
Section 7 below, the rights of the Company and the Holder shall be binding upon and benefit the permitted successors, assigns, heirs, administrators and transferees of the parties.

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         6. WAIVER AND AMENDMENT. Any provision of this Debenture may be amended, waived or modified upon the written consent of the Company and the holders of all then outstanding Debentures issued pursuant to the Purchase Agreement.

         7. AGREEMENT NOT TO ATTACH. The Holder, by its acceptance of this Debenture, agrees that in the Event of Default as described in subsection 4(b)(i) or (ii) hereof, and whether or not the Holder shall have obtained an judgment thereon, unless the Company shall also be in default pursuant to subsections 4(b)(iii), (iv) or (v) hereof, Holder shall not seek, or cause any third party to seek, an attachment on or possession of any of the Company's intellectual property, including but not limited to any of the Company's technology, patents, trademarks, copyright or any goodwill associated with any of the foregoing.

         8. TRANSFER OF THIS DEBENTURE. This Debenture may not be transferred or assigned without the prior written consent of holders of at least seventy-five percent (75%) of the face amount of all the then outstanding Debentures issued pursuant to the Purchase Agreement, except that the Holder may transfer or assign this Debenture to an affiliate of the initial Holder of this Debenture without requiring such consent. With respect to any proposed offer, sale or other disposition of this Debenture, the Holder will give prior written notice to the Company and each of the other holders of the then outstanding Debentures issued pursuant to the Purchase Agreement, describing briefly the manner thereof, together with a written opinion of the Holder's counsel, addressed to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Promptly upon receiving such written notice and reasonably satisfactory opinion, the Company, as promptly as practicable, shall notify the Holder that the Holder may sell or otherwise dispose of this Debenture, in accordance with the terms of the notice delivered to the Company and subject to the above consent requirement from other holders of Debentures. If a determination has been made pursuant to this Section 7 that the opinion of counsel for the Holder is not reasonably satisfactory to the Company, the Company shall so notify the Holder promptly after such determination has been made. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

         9. NOTICES. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or, if mailed, by registered or certified mail, postage prepaid, at the respective addresses of the parties as set forth herein. Any party hereto by notice so given may change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above and shall be deemed to have been received when delivered.

         10. PAYMENTS DUE ON SATURDAY, SUNDAY OR LEGAL HOLIDAYS. If an interest payment date for this Debenture, or a date fixed for payment or prepayment of all or a portion of this Debenture shall be a Saturday, Sunday or, in Dallas, Texas, a legal holiday or a day on which banking institutions are authorized or required by law or executive order to close or remain

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closed, then any such payment need not be made on such date but may be made on the next succeeding day which is not a Saturday, Sunday, or in such city, a legal holiday or a day on which banking institutions are closed, with the same force and effect as if made on such required payment date.

         11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, excluding that body of law relating to conflict of laws.

         12. HEADINGS; REFERENCES. All headings used herein are used for convenience only and shall not be used to construe or interpret this Debenture. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

         13. USURY SAVINGS CLAUSE. Regardless of any provision contained herein, or in any document executed in connection herewith, the Holder shall never be entitled to receive, collect, or apply, as interest on the indebtedness evidenced hereby, any amount in excess of the maximum rate permitted by law. If the Holder ever receives, collects, or applies, as interest, any such excess, such amount which would be excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such; and if, the principal hereof is paid in full, any remaining excess shall be refunded to the Company. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the maximum rate permitted by law, the Company and the Holder shall, to the maximum extent permitted under applicable law: (a) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) prorate, allocate, and spread, the total amount of interest throughout the entire contemplated term hereof, provided, that if the principal balance hereof is paid and performed in full prior to the end of the full contemplated term hereof. However, if the interest received for the actual period of existence thereof exceeds the maximum rate permitted by law, the Holder shall either apply or refund to the Company the amount of such excess as herein provided, and in such event, the Holder shall not be subject to any penalties provided by any laws for contracting for, charging, or receiving interest in excess of the maximum rate permitted by law.

         IN WITNESS WHEREOF, the Company has caused this Debenture to be issued this 28th day of January, 1999.

                                              DIGITALCONVERGENCE.COM INC.


                                              By: /s/ J. Jovan Philyaw
                                                 -----------------------------
                                                  Its: President - Secretary
                                                      ------------------------
Name of Holder:   B&G Partnership, Ltd.
Address:          17604 Woods Edge Drive
                  Dallas, Texas 75287

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